EXHIBIT 10.3

[Geron Letterhead]

September 24, 2013

Craig C. Parker
[Home Address]

     RE:   First Amendment to Employment Agreement

Dear Craig:

By this First Amendment to your Employment Agreement (the “First Amendment”), you and the Company agree to amend your Employment Agreement, dated December 3, 2012 (the “Agreement”), by deleting Section 3.2 of the Agreement in its entirety and replacing it with the following:

     “3.2 Bonus. Executive shall be eligible to earn, for each fiscal year of the Company ending during Executive’s employment with the Company, an annual discretionary cash bonus (an “Annual Bonus”) targeted at forty percent (40%) of Executive’s Base Salary. If the Company determines, in it reasonable discretion, that Executive has engaged in any misconduct intended to affect the payment of his/her Annual Bonus, or has otherwise engaged in any act or omission that would constitute Cause for termination of employment, as defined by Section 1.2 of the Agreement, Executive will automatically and immediately forfeit his/her entire Annual Bonus. If the Annual Bonus has already been paid to Executive, such Annual Bonus will be deemed unearned, and the Company shall have the right to recover the entire amount of the Annual Bonus paid to Executive for the calendar year(s) in which such misconduct or other act or omission constituting Cause occurred. Without limiting the foregoing, any such misconduct or other act or omission constituting Cause will subject Executive to disciplinary action up to and including termination of employment. In addition, any Annual Bonus paid to Executive for the calendar year(s) in which such misconduct or other Cause occurred is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations, any other clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable laws, regulations or statutes. Recovery by the Company of an Annual Bonus in accordance with this Section shall not constitute an event giving rise to a right by Executive to voluntarily terminate his/her employment for cause based on such recovery by Company, nor shall it constitute “constructive termination”, or any similar term or circumstance under the Agreement or any other plan or agreement with the Company.”

In consideration for your execution of this First Amendment, your employment by the Company will continue on the terms and conditions set forth in the Agreement, as amended hereby. In addition, Section 4.1(ii)(d) of the Agreement shall be amended by deleting the word “subsequent” and replacing it with the phrase “other (i.e. granted prior or subsequently to the date hereof)”, such that the amended Section shall read:

     “(d) the Option, along with any other options (i.e. granted prior or subsequently to the date hereof) or other exercisable equity interest in the Company held by Executive, shall remain outstanding and exercisable through the earlier of (i) the second (2nd) anniversary of the date of termination or (ii) the original expiration date of the option or other equity interest.”

Please sign below to indicate your agreement hereto.

Sincerely,

GERON CORPORATION

By:	/s/ John A. Scarlett	September 24, 2013
	John A. Scarlett, M.D.	Date
Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

Craig C. Parker
Print Name

/s/ Craig C. Parker	September 24, 2013
Signature